Exhibit 99.1
K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888	NEWS
Pitman, NJ 08071-0888
(856) 589-0500
FAX (856) 582-7968
www.ktroninternational.com
E-mail: ktii@ktron.com

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: rremick@ktron.com

K-TRON REPORTS BEST QUARTER IN ITS HISTORY,
WITH RECORD REVENUES, NET INCOME AND EARNINGS PER SHARE

STRONG CASH FLOW PRODUCES $7.577 MILLION INCREASE IN CASH
AND $6.728 MILLION REDUCTION IN DEBT DURING THE QUARTER

Pitman, New Jersey  - - July 21, 2008 - -  K-Tron International, Inc. (NASDAQ-GM: KTII) today reported the best quarterly and six month results in its history, with record second quarter and first half revenues, net income and earnings per share.  Second quarter 2008 net income was $7.158 million, 36.3 percent higher than the $5.253 million reported in the second quarter of 2007, on a 26.6 percent increase in year-over-year second quarter revenues from $47.57 million to $60.21 million.  Diluted earnings per share rose 35.3 percent to $2.49 in this year’s second quarter from $1.84 in the same period last year.

For the first half of 2008, K-Tron reported net income of $12.809 million, diluted earnings per share of $4.47 and revenues of $117.61 million, all records for any six month period, compared to net income of $10.132 million, EPS of $3.56 (diluted) and revenues of $94.45 million in the first half of 2007.  The percentage increases in 2008 versus the prior year were 26.4 percent for net income, 25.6 percent for EPS (diluted) and 24.5 percent for revenues.

In its announcement, the Company noted that if the average foreign currency exchange rates for the second quarter and first six months of 2007 were applied to the same periods of 2008, the Company’s revenues would have increased approximately 16.9 percent for the second quarter instead of 26.6 percent and 18.2 percent for the first six months instead of 24.5 percent, with the higher increases being primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s second quarter and first six months compared to the same periods last year.

Commenting on the Company’s performance, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “The second quarter was a remarkable one for K-Tron, with revenues exceeding $60 million for the first time in the Company’s history and with record net income and earnings per share numbers that were well above the prior records established in the fourth quarter of 2007.   These results reflected another very strong performance by our Process Group in Europe, the Middle East and Asia, the successful integration of Rader Companies, Inc. which we bought in September 2007 into our Size Reduction Group, and a strong contribution from the other three companies in our Size Reduction Group.  Bookings were also excellent in the second quarter, and the Company’s $75.55 million order backlog at the end of the quarter was a record for any quarter-end, just exceeding the prior record that was set at the end of the first quarter.”

Mr. Cloues also highlighted a significant increase in cash and a substantial reduction in debt during the second quarter, noting that total debt declined by $6.728 million to $27.923 million while cash grew by $7.577 million to $36.725 million.  As a result, net debt (debt minus cash) decreased during the second quarter by $14.305 million from $5.503 million at the end of the first quarter to cash in excess of debt of $8.802 million at the end of the second quarter.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets.  The Company has manufacturing facilities in the United States, Switzerland and the People’s Republic of China, and its equipment is sold throughout the world.

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 (Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Revenues	$60,210	$47,566	$117,608	$94,450
Operating income	$10,256	$7,626	$18,791	$15,068
Interest (expense), net	(246)	(433)	(625)	(900)
Income before income taxes	10,010	7,193	18,166	14,168
Income taxes	2,852	1,940	5,357	4,036
Net income	$7,158	$5,253	$12,809	$10,132
Basic earnings per share	$2.62	$1.96	$4.70	$3.79
Diluted earnings per share	$2.49	$1.84	$4.47	$3.56
Weighted average number of common shares outstanding (basic)	2,733,000	2,684,000	2,725,000	2,674,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,877,000	2,859,000	2,868,000	2,846,000